Exhibit 3.1

AMENDMENT NO. 1 TO

SECOND AMENDED AND RESTATED AGREEMENT OF LIMITED

PARTNERSHIP

OF

ENERGY TRANSFER PARTNERS, L.P.

This Amendment No. 1 (this “Amendment No. 1”) to the Second Amended and Restated Agreement of Limited Partnership of Energy Transfer Partners, L.P. (the “Partnership”), dated as of July 28, 2009 (the “Partnership Agreement”), is hereby adopted effective as of March 26, 2012 (the “Amendment Effective Date”), by Energy Transfer Partners GP, L.P., a Delaware limited liability company (the “General Partner”), as general partner of the Partnership. Capitalized terms used but not defined herein have the meaning given such terms in the Partnership Agreement.

WHEREAS, Section 13.1(d)(i) of the Partnership Agreement provides that the General Partner, without the approval of any Partner, may amend any provision of the Partnership Agreement to reflect a change that, in the discretion of the General Partner, does not adversely affect the Unitholders in any material respect; and

WHEREAS, acting pursuant to the power and authority granted to it under Section 13.1(d)(i) of the Partnership Agreement, the General Partner has determined that the following amendment to the Partnership Agreement does not adversely affect the Unitholders in any material respect.

NOW THEREFORE, the General Partner does hereby amend the Partnership Agreement as follows:

Section 1. Section 6.4 is hereby amended by adding a new subsection (b) to such Section:

“(b) Notwithstanding anything to the contrary in this Section 6.4, for a period of sixteen consecutive Quarters commencing with Quarter in which the Amendment Effective Date occurs, any distributions to the holder of the Incentive Distribution Rights provided for in clauses (iii)(B), (iv)(B) and (v)(B) of Subsection 6.4(a) shall be reduced by $13.75 million per Quarter.”

Section 2. Except as hereby amended, the Partnership Agreement shall remain in full force and effect.

Section 3. This Amendment shall be governed by, and interpreted in accordance with, the laws of the State of Delaware, all rights and remedies being governed by such laws without regard to principles of conflicts of laws.

IN WITNESS WHEREOF, this Amendment has been executed as of the date first above written.

GENERAL PARTNER:

ENERGY TRANSFER PARTNERS GP, L.P.

By:	Energy Transfer Partners, L.L.C.,
its general partner

By:	/s/ Martin Salinas, Jr.
Name:	Martin Salinas, Jr.
Title:	Chief Financial Officer

Signature Page to

Amendment No. 1 to ETP Partnership Agreement